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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
    14A-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to Section 240.14a-12

                                  PULITZER INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:


[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for

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    which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:


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         This filing relates to a planned merger of LP Acquisition Corp., a
Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Lee Enterprises, Incorporated, a Delaware corporation ("Lee") with and into Pulitzer Inc. ("Pulitzer") (the "Merger"), with Pulitzer as the surviving corporation pursuant to the terms of an Agreement and Plan of Merger, dated as of January 29, 2005 by and among Pulitzer, Lee and the Purchaser (the "Merger Agreement").

The following is a newspaper article published on January 31, 2005 in the St. Louis Post-Dispatch.

Lee Enterprises buys Pulitzer
By Christopher Carey
Of the Post-Dispatch

Pulitzer Inc. has agreed to a $1.46 billion acquisition by Lee Enterprises Inc., entrusting its journalistic legacy to a company it views as an ideal steward. The deal, announced late Sunday, ended two months of speculation about the fate of Pulitzer, whose holdings include the Post-Dispatch and the Suburban Journals of Greater St. Louis.

Lee will pay $64 a share in cash for all of Pulitzer's shares, including the controlling interest held by members of the Pulitzer family. Pulitzer's board of directors concluded unanimously that selling to Lee was the best way to enhance shareholder value and position the company for the future, said Michael Pulitzer, non-executive chairman and the grandson of founder Joseph Pulitzer.

"They share the same tradition and journalistic values that Pulitzer does," he said. "In my opinion, we couldn't have found a better match for the company." Pulitzer and Lee said in a joint statement that they expect to complete the sale in the second quarter.

The deal would make Lee the fourth-largest U.S. newspaper publisher in terms of dailies owned, and the seventh-largest in terms of circulation.

Lee, which has headquarters in Davenport, Iowa, sees the addition of Pulitzer as the continuation of its successful long-term growth strategy, said Mary Junck, chairman and chief executive.

"The acquisition of Pulitzer allows us to take an exciting and logical next step into another exceptionally attractive group of markets, exactly the kind where we excel as an industry leader in building revenue and circulation," she said.

Lee operates 44 daily newspapers in 19 states. It had revenue of $683 million and profits of $86.1 million in its latest fiscal year.

Pulitzer owns 14 dailies and more than 100 weekly newspapers and other publications. It had revenue of $444 million and profits of $44.1 million last year.

Lee's deal for Pulitzer also includes a small stake in the St. Louis Cardinals. Pulitzer Inc. and Michael Pulitzer together own slightly less than 4 percent of the baseball team.

Lee doesn't expect to make immediate or major changes in the business or editorial operations at Pulitzer, which will function as a Lee subsidiary, Junck said.

Pulitzer employs 4,000 people, including about 1,300 at the Post-Dispatch.

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Robert C. Woodworth, Pulitzer's president and chief executive, said Lee is among the best newspaper operators in the country.

"When people ask me what to expect under the new ownership, the answer is obvious: Nothing breeds success like success, and Mary Junck has put together an impressive team at Lee that delivers results," Woodworth said.

Pulitzer announced in November that it had hired Goldman, Sachs & Co. to help evaluate strategic alternatives, including the possible sale of the company.

Although Lee's name was mentioned frequently as a possible suitor, many industry analysts expected a bigger chain, such as Gannett Co., to buy Pulitzer.

They also questioned Lee's ability to bear the heavy debt it would take on in the deal.

Junck dismissed that concern, noting that the acquisition would be comparable in many ways to Lee's $694 million deal for Howard Publications in 2002.

"We don't actually view this as a big bite," she said in an interview.

Swallowing Pulitzer would boost Lee's revenue by 60 percent and its circulation by 50 percent. The deal for Howard Publications boosted revenue by 50 percent and circulation by 75 percent.

The closest Lee papers to St. Louis are the Quad-City Times in Davenport, the Southern Illinoisan in Carbondale, the Herald & Review in Decatur, Ill., the Journal Gazette in Mattoon, Ill., and the Times-Courier in Charleston, Ill.

Pulitzer, based in St. Louis, and Lee have followed similar paths in recent years.

Both companies sold their television stations to capitalize on high market values for broadcast properties and to concentrate on their core newspaper holdings.

Both have been expanding by snapping up small- and medium-sized papers, which tend to have local monopolies and attractive profit margins.

Both are public companies, but are controlled by families whose shares give them a majority of the voting power.

Pulitzer and Lee also have similar strategies and priorities.

Lee emphasizes local news, local decision-making and strong publishers, editors and management teams.

"They push readership, circulation and revenues very hard, and they seem to have found some formulas that work," said Terrance C.Z. Egger, senior vice president of Pulitzer and publisher of the Post-Dispatch.

Pulitzer has been succeeding on many of those same fronts in recent years.

In weighing the company's future, the Pulitzer family decided to seek a partner now, while the company was in a position to negotiate the best deal.

"The company is very strong," said Emily Rauh Pulitzer, the widow of Joseph Pulitzer Jr. and the company's most powerful shareholder. "I think that one of the things that has made us attractive is the

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quality of our leadership. That's a double-edged sword. It makes it very painful."

Pulitzer Inc. is the successor to the company founded in St. Louis in 1878 by the first of three Joseph Pulitzers who presided over the business.

Pulitzer has long been considered a candidate for a sale or a merger. It is one of the nation's smallest publicly traded media companies, in an era where many rivals are pushing to get bigger and to diversify into other forms of media.

Three of the four Pulitzer family members who sit on the company's board of directors are at least 70 years old, and no one from the next generation is involved in the daily operations of the business.

Michael Pulitzer, Emily Pulitzer and members of another branch of the family, the Moores, own stock representing nearly 88 percent of the voting power of the company. Their combined power means they had the authority to approve or reject any deal.

They were unanimously in favor of selling to Lee, Michael Pulitzer said.

Pulitzer set up a plan in December that would pay as much as $10.2 million in transaction and retention bonuses to company officers and other managers if the company changed hands.

If Pulitzer goes through a change in control, each officer who is covered under the plan and still employed by the company will get a transaction bonus. Those who remain with the company for at least three months afterward would get a retention bonus as well.

Egger said he was hoping to remain with the company and at the Post-Dispatch. "My conversations with Mary so far have been extremely encouraging," he said.

Junck would remain chief executive of the combined business. She joined Lee in 1999, after working as an executive for the old Times Mirror Corp. She has been publisher of the St. Paul Pioneer-Press and the Baltimore Sun.

The deal would be the biggest in the newspaper business since Gannett Co. bought Central Newspapers Inc., owner of the Arizona Republic and Indianapolis Star, for $2.6 billion in 2000.

That same year, Tribune Co. agreed to buy Times Mirror, another historic, family-controlled media empire, for $8 billion.

Reporter Christopher Carey

E-mail: ccarey@post-dispatch.com

Phone: 314-340-8291

         ADDITIONAL INFORMATION AND WHERE TO FIND IT

         The proposed transaction will be submitted to Pulitzer's stockholders for their consideration, and Pulitzer will file with the SEC a proxy statement to be used to solicit the stockholders' approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction. STOCKHOLDERS OF PULITZER ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS

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FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR
SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A free copy of the proxy statement, as well as other filings containing information about Pulitzer, may be obtained at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement and the SEC filings that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to James V. Maloney, Secretary, Pulitzer Inc., 900 North Tucker Boulevard, St. Louis, Missouri 63101.

         PARTICIPANTS IN THE SOLICITATION

         Pulitzer and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Pulitzer in connection with the proposed transaction. Information regarding Pulitzer's directors and executive officers is available in Pulitzer's proxy statement for its 2004 annual meeting of stockholders, which was filed with the SEC on April 2, 2004. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.